Exhibit 99.1
GENERAL CABLE ANNOUNCES AGREEMENT TO SELL ITS ASIA PACIFIC OPERATIONS
HIGHLAND HEIGHTS, KENTUCKY, June 25, 2015 – General Cable Corporation (NYSE: BGC) today announced it has reached a definitive agreement to sell its Asia Pacific operations to MM Logistics Co., Ltd. for cash consideration of approximately $205 million which includes preliminary estimated net cash of $30 million available at the closing of the purchased businesses, subject to customary working capital adjustments at the respective closing dates. The Company’s Asia Pacific operations consist of businesses in Thailand, China, New Zealand and Australia. The Company expects to close the sale of the operations in the third quarter, subject to customary closing conditions. Proceeds are expected to be used to reduce outstanding borrowings and pay related fees and expenses.
“We are pleased with the continued execution and positive momentum we have achieved in our divestiture program that we originally announced last October,” said John E. Welsh, III, Chairman of the Board. “This agreement to sell our Asia Pacific operations represents another significant step to simplifying our geographic portfolio and reducing organizational complexity. We remain focused on the divestiture process for our businesses in Africa which are advancing according to plan. We are also optimizing our business, reducing costs and driving efficiencies in our core markets in North America, Latin America and Europe as we continue to execute our restructuring program.”
Brian J. Robinson, Executive Vice President and Chief Financial Officer said, “We previously completed the sale of our interests in Phelps Dodge International Philippines, Inc., Keystone Electric Wire and Cable (China), and Dominion Wire and Cables (Fiji) which together represented approximately $88 million of cash proceeds. Upon completion of the sale of our operations in Thailand, China, New Zealand and Australia for an estimated $205 million of cash consideration, the Company will have generated approximately $293 million of cash proceeds from its divestiture program which is consistent with our previously communicated expectations.”
HSBC acted as financial adviser to General Cable on the sale of its Asia Pacific operations (which includes China, Thailand, Australia and New Zealand). Credit Agricole Corporate and Investment Bank acted as co-financial adviser on the sale of General Cable's operations in China.
General Cable (NYSE:BGC), a Fortune 500 Company, is a leader in the development, design, manufacture, marketing and distribution of copper, aluminum and fiber optic wire and cable products for the energy, industrial, and communications markets. For more information about General Cable visit our website at www.generalcable.com.
Cautionary Statement Regarding Forward-Looking Statements
Certain statements in this press release are forward-looking statements that involve risks and uncertainties, predict or describe future events or trends and that do not relate solely to historical matters.  Forward looking statements include, among others, expressed expectations with regard to the following: “believe,” “expect,” “may,” “will,” “anticipate,” “intend,” “estimate,” “project,” “plan,” “assume,” “seek to” or other similar expressions, although not all forward-looking statements contain these identifying words.  Actual results may differ materially from those discussed in forward-looking statements as a result of factors, risks and uncertainties over many of which we have no control.  These factors include, but are not limited to: the economic strength and competitive nature of the geographic markets that the Company serves; our ability to increase manufacturing capacity and productivity; our ability to increase our selling prices during periods of increasing raw material costs; our ability to service, and meet all requirements under, our debt, and to maintain adequate domestic and international credit facilities and credit lines; our ability to establish and maintain internal controls; the impact of unexpected future judgments or settlements of claims and litigation; impact of foreign currency exchange rate fluctuations; impact of future impairment charges; compliance with U.S. and foreign laws, including the Foreign Corrupt Practices Act; consummation of the sale of our Asia Pacific operations and the final net cash and working capital adjustments to the purchase price for the Asia Pacific operations sold; our ability to achieve the anticipated cost savings, efficiencies and other benefits related to our restructuring program and other strategic initiatives and the other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission (“SEC”), including but not limited to, its annual report on Form 10-K filed with the SEC on March 2, 2015, and subsequent SEC filings.  You are cautioned not to place undue reliance on these forward-looking statements.  General Cable does not undertake, and hereby disclaims, any obligation, unless required to do so by applicable securities laws, to update any forward-looking statements as a result of new information, future events or other factors.
Contact:
Len Texter
Vice President Finance, Investor Relations
(859) 572-8684

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